EXHIBIT 99.1

Cemtrex Closes Acquisition of Heisey Mechanical Ltd. to Expand AIS Industrial Segment

Highly Synergistic Acquisition Adds Approximately $11 Million in Revenue, Positive Cash Flow and Expands Capabilities and Customers into New Markets

Transaction Accretive in Fourth Quarter of Fiscal Year 2023

Brooklyn, NY – July 7, 2023 - Cemtrex Inc. (NASDAQ: CETX, CETXP), an advanced security technology and industrial services company, today announced that on July 1, 2023, it closed the acquisition of Heisey Mechanical Ltd., a leading service contractor and steel fabricator that specializes in industrial and water treatment markets.

Located in Columbia, Pennsylvania, Heisey Mechanical is focused on steel fabrication and contracting primarily to the commercial and industrial water treatment industry, as well as other service industries. Heisey provides the water treatment industry with a variety of fabricated vessels and equipment including ASME pressure vessels, heat exchangers, mix tanks, reactors, and other specialized fabricated equipment. Additionally, the contracting team assists with installation and service of fabricated items. The company has over 33,000 square feet of manufacturing floor space in its facility and an experienced staff of fabricators, welders, and field mechanics.

“This first acquisition of an established contractor in a growth market is highly synergistic with our Advanced Industrial Services (“AIS”) subsidiary’s expansion strategy,” said Saagar Govil, Cemtrex Chairman and CEO. “We will build on Heisey Mechanical’s achievements, enabling us to expand our fabrication capabilities into new markets. Our customer base also broadens into new government and industrial verticals, as well as geographies we are not servicing today.

“The acquisition brings over $11.6 million in immediately accretive annual revenue and approximately $775K in adjusted EBITDA, when averaged over the last four years, with its client list of commercial and industrial facilities, a seasoned team and extensive manufacturing equipment. As a result of aging infrastructure, increased water scarcity, and stringent EPA rules, the demand for water treatment systems and service is expected to continue to grow. We continue to capitalize on opportunities in our pipeline that drive expanded cash flow from operations, and expect more opportunities down the road,” concluded Govil.

Cemtrex acquired Heisey Mechanical for $2.4 million, with $2,160,000 in cash and a $240,000 seller’s note and the real estate the business occupies is expected to be purchased later in July for $1.5 million. Cemtrex funded the transaction with a $2,160,000 term loan from Fulton Bank, no new shares were issued in connection with this acquisition. The acquisition closed on July 1, 2023, and is expected to be accretive beginning in Q4 FY2023.

A Non-GAAP Reconciliation of the company’s Adjusted EBITDA is below:

Non-GAAP Reconciliation	Last 4 Calendar Year Avg.
Revenue	$11,612,199
Operating Income	$356,958
+ Depreciation	$237,402
+ Seller’s Expenses	$183,046
= Adjusted EBITDA	$777,405

About Heisey Mechanical

Heisey Mechanical was founded in 1988 and is focused on steel fabrication and contracting primarily to the commercial and industrial water treatment industry, as well as other service industries. Heisey provides the water treatment industry with a variety of fabricated vessels and equipment including ASME pressure vessels, heat exchangers, mix tanks, reactors, and other specialized fabricated equipment. The company has over 33,000 square feet of manufacturing floor space in its facility and an experienced staff of fabricators, welders, and field mechanics. For more information visit www.heiseymechanical.com

About Cemtrex

Cemtrex Inc. (CETX) is a company that owns two operating subsidiaries: Vicon Industries Inc and Advanced Industrial Services Inc.

Vicon Industries, a subsidiary of Cemtrex Inc., is a global leader in advanced security and surveillance technology to safeguard businesses, schools, municipalities, hospitals and cities. Since 1967, Vicon delivers mission-critical security surveillance systems, specializing in engineering complete security solutions that simplify deployment, operation and ongoing maintenance. Vicon provides security solutions for some of the largest municipalities and businesses in the U.S. and around the world, offering a wide range of cutting-edge and compliant security technologies, from AI-driven video analytics to fully integrated access control solutions. For more information visit www.vicon-security.com

AIS – Advanced Industrial Services, a subsidiary of Cemtrex, Inc., is a premier provider of industrial contracting services including millwrighting, rigging, piping, electrical, welding. AIS Installs high precision equipment in a wide variety of industrial markets including automotive, printing & graphics, industrial automation, packaging, and chemicals. AIS owns and operates a modern fleet of custom designed specialty equipment to assure safe and quick installation of your production equipment. Our talented staff participates in recurring instructional training, provided to ensure that the most current industry methods are being utilized to provide an efficient and safe working environment. For more information visit www.ais-york.com

For more information visit www.cemtrex.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering, gross proceeds from the offering, our new product offerings, expected use of proceeds, or any proposed fundraising activities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. These risks and uncertainties are discussed under the heading “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.